Exhibit 99.1

HERTZ GLOBAL HOLDINGS REPORTS
SECOND QUARTER 2015 FINANCIAL RESULTS

Second-quarter consolidated total revenue of $2.7 billion was down 5% year-over-year. Excluding the unfavorable impact of foreign currency, total revenue was down 1% versus the same period last year

Second-quarter net income was $23 million, down from $72 million year-over-year. Adjusted net income for the second quarter 2015 was $88 million, compared with $132 million for the same period last year

Cost savings of approximately $80 million were realized during the first six months of 2015.
On track to reach $200 million in cost savings in 2015 and $300 million annually for 2016

Hertz Global reaffirms full-year Corporate EBITDA guidance of $1.45 billion to $1.55 billion

Consolidated(1)	Three Months Ended June 30,		Percent Inc/(Dec)
($ in millions, except per share data)	2015	2014
Total Revenues	$2,692	$2,830	(5)%
Net income (loss)	$23	$72	(68)%
Earnings (loss) per diluted share	$0.05	$0.15	(67)%
Net income margin	1%	3%	(169)	bps

Adjusted net income (loss)	$88	$132	(33)%
Adjusted net income (loss) per diluted share	$0.19	$0.28	(32)%
Adjusted net income margin	3%	5%	(140)	bps

Corporate EBITDA	$379	$446	(15)%
Corporate EBITDA margin	14%	16%	(168)	bps

Worldwide Car Rental average fleet	685,400	674,800	2%

ESTERO, Fla, August 10, 2015 - Hertz Global Holdings, Inc. (NYSE: HTZ) ("Hertz Global" or the "Company") today reported net income of $23 million, or $0.05 per diluted share, for the second quarter 2015, compared with net income of $72 million, or $0.15 per diluted share, for the same period last year. The Company also reported that adjusted net income for the second quarter 2015 was $88 million, or $0.19 per diluted share, compared with $132 million, or $0.28 per diluted share, for the same period last year. Total revenues for the second quarter 2015 were $2.7 billion versus $2.8 billion for the same period last year. Corporate EBITDA for the second quarter of 2015 was $379 million versus $446 million in the second quarter of 2014.

"The second quarter demonstrates early progress in our efforts to drive performance improvement," said John Tague, chief executive officer. "Margins in our U.S. Rental Car business were stable year-over-year, and Total Revenue Per Transaction Day, excluding ancillary fuel, returned to prior-year levels.

"Importantly, our customer satisfaction scores rose substantially during the quarter, and I want to thank our employees for the work they continue to do to take excellent care of our customers. With a substantially improved fleet overall, our employees are positioned to continue providing exceptional customer service.”

KEY MILESTONES IN THE SECOND QUARTER LAY THE FOUNDATION FOR
SECOND HALF 2015 IMPROVEMENT

During the second quarter of 2015, Hertz Global achieved several key milestones that position the Company well for the second half of the year:

•
During the quarter, Hertz Global continued to right-size U.S. Car Rental capacity and ended the period with fleet aligned with demand as evidenced by early indications of third-quarter, fleet-efficiency metrics.

•	Excluding ancillary fuel sales, U.S. Car Rental Total Revenue Per Transaction Day (RPD) was flat year-over-year.

•
Hertz Global continued implementation of its fleet renewal strategy across all of its brands. During the quarter, the Company added approximately 125,000 new vehicles and disposed of approximately 120,000 risk and repurchase vehicles. As of the end of the second quarter, the U.S. Car Rental fleet has been significantly renewed since September 2014.

•
While executing on the fleet refresh, U.S. Car Rental net depreciation per unit per month was flat year-over-year, reflecting an enhanced focus on fleet management and execution. This was accomplished while also increasing the mix of program cars by 13 percentage points to 29% of total average fleet.

•
Excluding effects of foreign currency rates, International Car Rental revenues increased 4% during the second quarter of 2015. Excluding special charges pertaining to a litigation matter and other related one-time charges, earnings were essentially flat year-over-year.

•
Hertz Equipment Rental (HERC) total revenue was down 2% for the second quarter. Excluding negative foreign currency impact, revenues were up 1% versus prior year. Excluding negative foreign currency impact and the effect of lower sales in upstream oil and gas markets, HERC revenues were up 6% in the second quarter.

•
Hertz Global continues to make significant progress in reducing its costs by $300 million annually in 2016, $200 million of which is expected to be realized in 2015. In the first half of the year, the Company realized approximately $80 million in cost savings.

U.S. CAR RENTAL TOTAL REVENUE PER TRANSACTION DAY (TOTAL RPD) FLAT YEAR-OVER-YEAR, EXCLUDING ANCILLARY FUEL

U.S. Car Rental(1)	Three Months Ended June 30,		Percent Inc/(Dec)
($ in millions, except Total RPD and Net depreciation per unit per month)	2015	2014
Total Revenues	$1,615	$1,663	(3)%
Adjusted pre-tax income (loss)	$174	$184	(5)%
Adjusted pre-tax income margin	11%	11%	(29)	bps

Corporate EBITDA	$203	$221	(8)%
Corporate EBITDA margin	13%	13%	(72)	bps

Average fleet	511,700	502,500	2%
Transaction days (in thousands)	34,977	35,850	(2)%
Total RPD	$45.80	$46.19	(1)%
Net depreciation per unit per month	$259	$259	—%

Total U.S. Car Rental revenues were $1,615 million in the second quarter of 2015, down 3% from the second quarter of 2014 as a result of a 2% overall decline in transaction days. This decline was attributable to a decrease in airport rental volume, as well as a decrease in off-airport rental volume due in part to the closure of approximately 200 stores. Total RPD declined 1% driven predominantly by lower fuel-related ancillary revenue. Excluding the impact of ancillary fuel sales, U.S. Car Rental Total RPD was flat for the quarter compared to the same period last year. The revenue reduction experienced during the quarter was partially offset by a 5% reduction in direct operating expense versus the same period last year. Net depreciation expense increased 2% versus last year, due primarily to a larger fleet, while net depreciation per unit per month remained flat year-over-year.

U.S. Car Rental adjusted pre-tax income for the second quarter of 2015 was $174 million, a decrease of $10 million versus the prior year period. U.S. Car Rental achieved an adjusted pre-tax margin of 11% for the quarter, which was 29 basis points lower than the prior-year period. Corporate EBITDA for the U.S. Car Rental segment for the second quarter of 2015 was $203 million versus $221 million in the second quarter of 2014.

INTERNATIONAL CAR RENTAL RESULTS LOWER DUE PRIMARILY TO THE IMPACT OF FOREIGN CURRENCY

International Car Rental(1)	Three Months Ended June 30,		Percent Inc/(Dec)
($ in millions, except Total RPD and Net depreciation per unit per month)	2015	2014
Total Revenues	$556	$641	(13)%
Adjusted pre-tax income (loss)	$45	$57	(21)%
Adjusted pre-tax income margin	8%	9%	(80)	bps

Corporate EBITDA	$54	$68	(21)%
Corporate EBITDA margin	10%	11%	(90)	bps

Average fleet	173,700	172,300	1%
Transaction days (in thousands)	12,523	12,096	4%
Total RPD	$47.59	$47.45	—%
Net depreciation per unit per month	$207	$215	(4)%

Total International Car Rental revenues were $556 million in the second quarter of 2015, down 13% from the second quarter of 2014. This decrease was primarily due to the unfavorable year-over-year impact of foreign currency, which reduced revenues by $105 million. Excluding the impact of foreign currency, revenues increased $20 million, or 4%. Revenue growth was driven by a 4% increase in transaction days resulting from improved business mix from U.S.-source rentals, primarily in our Europe market. Revenues in the second quarter of 2015 were negatively impacted by lower fuel revenues as a result of lower market prices and a change in fuel purchase plans sold in the Europe market that took effect late in the second quarter of 2014. Total RPD for the segment remained flat year-over-year, excluding currency effects.

International Car Rental adjusted pre-tax income for the second quarter of 2015 was $45 million, a decrease of $12 million versus the prior year period, of which $11 million was the result of legal reserve and other related one-time write-offs. Corporate EBITDA for the International Car Rental segment for the second quarter of 2015 was $54 million versus $68 million in the second quarter of 2014.

WORLDWIDE EQUIPMENT RENTAL IMPACTED BY FOREIGN CURRENCY RATES AND
WEAKNESS IN UPSTREAM OIL AND GAS MARKETS

Worldwide Equipment Rental(1)	Three Months Ended June 30,		Percent Inc/(Dec)
($ in millions)	2015	2014
Total Revenues	$375	$384	(2)%
Adjusted pre-tax income (loss)	$42	$67	(37)%
Adjusted pre-tax income margin	11%	17%	(625)	bps

Corporate EBITDA	$147	$166	(11)%
Corporate EBITDA margin	39%	43%	(403)	bps

Dollar utilization	34%	35%	N/A
Time utilization	63%	63%	N/A
Same store revenue growth	(1)%	4%	N/A

N/A Not applicable

Total Worldwide Equipment Rental revenues were $375 million for the second quarter of 2015, down 2% compared with the prior-year period. Excluding the impact of foreign currency, revenue increased $3 million, or 1%. Revenue was negatively affected by accelerating weakness in upstream oil and gas markets during the quarter. Excluding both foreign currency and the impact of weakness in upstream oil and gas energy markets, revenue was up 6%.

Worldwide revenues for the second quarter were favorably impacted by a 2% increase in worldwide equipment rental volumes. The increase in volume was driven by new account growth, which is predominantly derived from small local contractors and specialty segments as we diversify our business. Pricing for the second quarter was up 1% year-over-year.

Worldwide Equipment Rental adjusted pre-tax income for the second quarter of 2015 was $42 million, a decrease of $25 million from $67 million in the prior year period. Corporate EBITDA for the Worldwide Equipment Rental segment for the second quarter of 2015 was $147 million versus $166 million in the second quarter of 2014.

DONLEN DRIVES CONTINUED STRENGTH IN ALL OTHER OPERATIONS

All Other Operations(1)	Three Months Ended June 30,		Percent Inc/(Dec)
($ in millions)	2015	2014
Total Revenues	$146	$142	3%
Adjusted pre-tax income (loss)	$17	$15	13%
Adjusted pre-tax income margin	12%	11%	108	bps

Corporate EBITDA	$15	$14	7%
Corporate EBITDA margin	10%	10%	41	bps

All Other Operations segment revenues were $146 million for the second quarter of 2015, an increase of 3% from the prior year period, primarily due to increased volumes in the Company’s Donlen operations. All Other Operations adjusted pre-tax income for the second quarter of 2015 was $17 million, an increase of $2 million versus the prior year period. Corporate EBITDA for the All Other Operations segment for the second quarter of 2015 was $15 million versus $14 million in the prior-year period.

HERTZ GLOBAL REAFFIRMS $1 BILLION SHARE REPURCHASE PROGRAM AND HERTZ EQUIPMENT RENTAL CORPORATION SEPARATION

Hertz Global reaffirmed its commitment to its previously announced $1 billion share repurchase program and outlined its intent to execute consistent with announced year-end 2016 leverage targets, cash flow generation and other actions such as the contemplated sale of Hertz Equipment Rental Corporation ("HERC") operations in France and Spain, and the ultimate spin-off of HERC.

As previously communicated, Hertz Global remains committed to the separation of its equipment rental business. It is anticipated that the net cash received in connection with the HERC separation will be used to pay down Hertz Global debt and support additional share repurchases. The Company has put in place new leadership team at HERC that is focused on delivering performance improvement in the core business and enabling profitable growth.

PROGRESS CONTINUES ON COST REDUCTION PROGRAM

Hertz Global recently reaffirmed and increased its annualized cost savings goal to $300 million, with approximately $200 million being realized in calendar year 2015. Through the first six months of 2015, the Company has realized approximately $80 million of the intended cost savings. The identified cost savings are expected to come largely from reductions in corporate and operations overhead, fleet management efficiency, and disciplined sales and marketing spending. Hertz Global expects to incur $30 million to $35 million of costs in 2015 in connection with these actions, of which $5 million to $10 million will be reflected in adjusted pre-tax income in 2015.

Hertz Global's cost and operations review is ongoing, with the potential for additional savings as a result of technology-enabled efficiencies, as well as other opportunities to improve productivity and effectiveness across the Company.

HERTZ GLOBAL MAINTAINS 2015 GUIDANCE

For the full year 2015, the Company forecasts the following:

Full Year 2015 Forecast
Corporate EBITDA - Consolidated HGH(2)	$1,450M - $1,550M
Corporate EBITDA - Worldwide Equipment Rental segment(2)	$575M - $625M
U.S. RAC depreciation per unit per month	$295 - $305
U.S. RAC fleet capacity growth*	0.5% - 1.5%
Net non-fleet capex	$275M - $295M
* Excludes Advantage sublease and Hertz 24/7 vehicles

RESULTS OF THE HERTZ CORPORATION

Hertz Global's operating subsidiary, The Hertz Corporation, posted the same revenues and GAAP pre-tax income for the second quarter of 2015 as the Company.

(1) Adjusted pre-tax income, adjusted pre-tax margin, Corporate EBITDA, Corporate EBITDA margin, adjusted net income, adjusted diluted earnings per share, total revenue per transaction day and net depreciation per unit per month are non-GAAP measures. See the accompanying Supplemental Schedules and Definitions for the reconciliations and definitions for each of these non-GAAP measures and the reason the Company's management believes that these measures provide useful information to investors.

(2) Because of the forward-looking nature of the Company's Corporate EBITDA forecast, specific quantifications of the amounts that would be required to reconcile a pre-tax income forecast are not available. The Company believes that there is a degree of volatility with respect to certain of the Company's GAAP measures, primarily related to fair value accounting for its financial assets (which includes the Company's derivative financial instruments), its income tax reporting and certain adjustments made to arrive at the relevant non-GAAP measures, which preclude the Company from providing accurate forecast of GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP Corporate EBITDA would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

EARNINGS WEBCAST INFORMATION

Hertz Global’s second quarter 2015 earnings webcast will be held on August 11, 2015, at 8:00 a.m. U.S. Eastern. The press release and related supplemental schedules containing the reconciliations of non-GAAP measures will be available on our website, IR.Hertz.com.

SELECTED FINANCIAL AND OPERATING DATA, SUPPLEMENTAL SCHEDULES AND DEFINITIONS

Following are tables that present selected financial and operating data of Hertz Global. Also included are Supplemental Schedules which are provided to present segment results and reconciliations of non-GAAP measures to their most comparable GAAP measure. Following the Supplemental Schedules the Company provides definitions for terminology used throughout this press release.

ABOUT HERTZ GLOBAL

Hertz Global operates the Hertz, Dollar, Thrifty and Firefly car rental brands in more than 10,300 corporate and licensee locations throughout approximately 150 countries in North America, Europe, Latin America, Asia, Australia, Africa, the Middle East and New Zealand. Hertz Global is the largest worldwide airport general use car rental company with more than 1,600 airport locations in the U.S. and more than 1,300 airport locations internationally. Product and service initiatives such as Hertz Gold Plus Rewards, NeverLost®, Carfirmations, Mobile Wi-Fi and unique vehicles offered through the Adrenaline, Dream, Green and Prestige Collections set Hertz Global apart from the competition. Additionally, Hertz Global owns the vehicle leasing and fleet management leader Donlen Corporation, operates the Hertz 24/7 hourly car rental business and sells vehicles through its Rent2Buy program. The Company also owns Hertz Equipment Rental Corporation (“HERC”), one of the largest equipment rental businesses with more than 350 locations worldwide offering a diverse line of equipment and tools for rent and sale. HERC primarily serves the construction, industrial, oil, gas, entertainment and government sectors. For more information about Hertz Global, visit: www.hertz.com.

CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS

Certain statements contained in this release, and in related comments by the Company’s management, include “forward-looking statements.” Forward-looking statements include information concerning the Company’s liquidity and its possible or assumed future results of operations, including descriptions of its business strategies. These statements often include words such as “believe,” “expect,” “project,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate in these circumstances. The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and the Company’s actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent reports on Forms 10-K, 10-Q and 8-K. Among other items, such factors could include: the effect of the restatement of our previously issued financial results for the years ended December 31, 2012 and 2013 and any claims, investigations or proceedings arising as a result; our ability to remediate the material weaknesses in our internal controls over financial reporting; levels of travel demand, particularly with respect to airline passenger traffic in the United States and in global markets; the effect of our proposed separation of our equipment rental business and ability to obtain the expected benefits of any related transaction; significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition in our markets on rental volume and pricing, including on our pricing policies or use of incentives; occurrences that disrupt rental activity during our peak periods; our ability to achieve and maintain cost savings and efficiencies and realize opportunities to increase productivity and profitability; an increase in our fleet costs as a result of an increase in the cost of new vehicles and/or a decrease in the price at which we dispose of used vehicles either in the used vehicle market or under repurchase or guaranteed depreciation programs; our ability to accurately estimate future levels of rental activity and adjust the size and mix of our fleet accordingly; our ability to maintain sufficient liquidity and the availability to us of additional or continued sources of financing for our revenue earning equipment and to refinance our existing indebtedness; our ability to integrate the car rental operations of Dollar Thrifty and realize operational efficiencies from the acquisition; our ability to maintain access to third-party distribution channels, including current or favorable prices, commission structures and transaction volumes; the operational and profitability impact of the divestitures that we agreed to undertake in order to secure regulatory approval for the acquisition of Dollar Thrifty; an increase in our fleet costs or disruption to our rental activity, particularly during our peak periods, due to safety recalls by the manufacturers of our vehicles and equipment; a major disruption in our communication or centralized information networks; financial instability of the manufacturers of our vehicles and equipment, which could impact their ability to perform under agreements with us and/or their willingness or ability to make cars available to us or the car rental industry on commercially reasonable terms; any impact on us from the actions of our franchisees, dealers and independent contractors; our ability to maintain profitability during adverse economic cycles and unfavorable external events (including war, terrorist acts, natural disasters and epidemic disease); shortages of fuel and increases or volatility in fuel costs; our ability to successfully integrate acquisitions and complete dispositions; our ability to maintain favorable brand recognition; costs and risks associated with litigation and investigations; risks related to our indebtedness, including our substantial amount of debt, our ability to incur substantially more debt and increases in interest rates or in our borrowing margins; our ability to meet the financial and other covenants contained in our Senior Credit Facilities, our outstanding unsecured Senior Notes and certain asset-backed and asset-based arrangements; changes in accounting principles, or their application or interpretation, and our ability to make accurate estimates and the assumptions underlying the estimates, which could have an effect on earnings; changes in the existing, or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect our operations, the cost thereof or applicable tax rates; changes to our senior management team; the effect of tangible and intangible asset impairment charges; our exposure to uninsured claims in excess of historical levels; fluctuations in interest rates and commodity prices; and our exposure to fluctuations in foreign exchange rates.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Investor Relations:	Media:
Leslie Hunziker	Hertz Media Relations
(239) 552-5700	(844) 845-2180 (toll free)
investorrelations@hertz.com	mediarelations@hertz.com

FINANCIAL INFORMATION AND OPERATING DATA

SELECTED UNAUDITED CONSOLIDATED INCOME STATEMENT DATA

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2015	2014	2015	2014
Total revenues	$2,692	$2,830	$5,145	$5,366
Expenses:
Direct operating	1,505	1,594	2,913	3,037
Depreciation of revenue earning equipment and lease charges, net	696	708	1,403	1,434
Selling, general and administrative	295	264	560	541
Interest expense, net	156	164	310	320
Other (income) expense, net	(10)	(21)	(4)	(24)
Total expenses	2,642	2,709	5,182	5,308
Income (loss) before income taxes	50	121	(37)	58
(Provision) benefit for taxes on income (loss)	(27)	(49)	(10)	(56)
Net income (loss)	$23	$72	$(47)	$2
Weighted average number of shares outstanding:
Basic	459	452	459	450
Diluted	461	465	459	457
Earnings (loss) per share:
Basic	$0.05	$0.16	$(0.10)	$—
Diluted	$0.05	$0.15	$(0.10)	$—

Corporate EBITDA (a)	$379	$446	$605	$699
Adjusted pre-tax Income (loss) (a)	153	216	156	239

(a)	Represents a non-GAAP measure, see the accompanying reconciliations included in Supplemental Schedule III.

SELECTED UNAUDITED CONSOLIDATED BALANCE SHEET DATA

(In millions)	June 30, 2015	December 31, 2014
Cash and cash equivalents	$537	$490
Restricted cash	421	571
Revenue earning equipment:
U.S. Car Rental	9,322	8,070
International Car Rental	2,779	1,904
Worldwide Equipment Rental	2,607	2,442
All Other Operations	1,288	1,237
Total revenue earning equipment, net	15,996	13,653
Total assets	25,969	23,985
Total debt	17,682	15,993
Net Fleet debt (a)	10,686	9,047
Net Corporate debt (a) (b)	6,038	5,885
Total equity	2,387	2,464

(a)	Represents a non-GAAP measure, see the accompanying reconciliations included in Supplemental Schedule VI.

(b)	Fleet related to Hertz Equipment Rental Corporation is funded via Net Corporate Debt.

SELECTED UNAUDITED CONSOLIDATED CASH FLOW DATA

	Six Months Ended June 30,
(In millions)	2015	2014
Cash provided by (used in):
Operating activities	$1,451	$1,402
Investing activities	(3,156)	(2,248)
Financing activities	1,769	977
Effect of exchange rate changes	(17)	(2)
Net change in cash and cash equivalents	$47	$129

Fleet growth (a)	$9	$(592)
Free cash flow (a)	(30)	(689)

(a)	Represents a non-GAAP measure, see the accompanying reconciliations included in Supplemental Schedules IV and V.

SELECTED UNAUDITED OPERATING DATA BY SEGMENT

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
U.S. Car Rental
Transaction days (in thousands)	34,977	35,850	67,014	68,210
Total RPD (a)	$45.80	$46.19	$46.41	$47.00
Average fleet	511,700	502,500	500,500	497,000
Fleet efficiency(a)	75%	79%	74%	77%
Net depreciation per unit per month(a)	$259	$259	$273	$273
Program cars as a percentage of total average fleet at period end	29%	16%	29%	16%
Adjusted pre-tax income (loss)(in millions) (a)	$174	$184	$244	$306
International Car Rental
Transaction days (in thousands)	12,523	12,096	22,298	21,491
Total RPD (a)(b)	$47.59	$47.45	$47.31	$47.04
Average Fleet	173,700	172,300	158,800	157,000
Fleet efficiency(a)	79%	77%	78%	76%
Net depreciation per unit per month(a)(b)	$207	$215	$218	$227
Program cars as a percentage of total average fleet at period end	46%	42%	46%	42%
Adjusted pre-tax income (loss)(in millions) (a)	$45	$57	$52	$16
Worldwide Equipment Rental
Dollar utilization	34%	35%	34%	35%
Time utilization	63%	63%	62%	62%
Rental and rental related revenue (in millions) (a)(b)	$352	$348	$689	$675
Same store revenue growth, including growth initiatives (b)	(1)%	4%	—%	5%
Adjusted pre-tax income (loss) (in millions) (a)	$42	$67	$76	$121
All Other Operations
Average fleet — Donlen	165,600	177,800	167,100	177,300
Adjusted pre-tax income (loss) (in millions) (a)	$17	$15	$31	$29

(a)	Represents a non-GAAP measure, see the accompanying reconciliations included in Supplemental Schedules III and VI.

(b)	Based on December 31, 2014 foreign exchange rates.

Supplemental Schedule I
HERTZ GLOBAL HOLDINGS, INC.
CONDENSED STATEMENT OF OPERATIONS BY SEGMENT
Unaudited

	Three Months Ended June 30, 2015						Three Months Ended June 30, 2014
(In millions)	U.S. Car Rental	Int'l Car Rental	Worldwide Equipment Rental	All Other Operations	Corporate	Consolidated HGH	U.S. Car Rental	Int'l Car Rental	Worldwide Equipment Rental	All Other Operations	Corporate	Consolidated HGH
Total revenues:	$1,615	$556	$375	$146	$—	$2,692	$1,663	$641	$384	$142	$—	$2,830
Expenses:
Direct operating	945	332	214	6	8	1,505	990	394	210	6	(6)	1,594
Depreciation of revenue earning equipment and lease charges, net	398	101	81	116	—	696	391	124	79	114	—	708
Selling, general and administrative	100	69	47	8	71	295	93	63	35	8	65	264
Interest expense, net	41	18	15	2	80	156	44	25	12	3	80	164
Other (income) expense, net	(1)	—	(2)	—	(7)	(10)	(22)	3	(1)	—	(1)	(21)
Total expenses	1,483	520	355	132	152	2,642	1,496	609	335	131	138	2,709
Income (loss)before income taxes	$132	$36	$20	$14	$(152)	50	$167	$32	$49	$11	$(138)	121
(Provision) benefit for taxes on income (loss)						(27)						(49)
Net income (loss)						$23						$72

Supplemental Schedule I (continued)
HERTZ GLOBAL HOLDINGS, INC.
CONDENSED STATEMENT OF OPERATIONS BY SEGMENT
Unaudited

	Six Months Ended June 30, 2015						Six Months Ended June 30, 2014
(In millions)	U.S. Car Rental	Int'l Car Rental	Worldwide Equipment Rental	All Other Operations	Corporate	Consolidated HGH	U.S. Car Rental	Int'l Car Rental	Worldwide Equipment Rental	All Other Operations	Corporate	Consolidated HGH
Total revenues:	$3,135	$992	$730	$288	$—	$5,145	$3,220	$1,123	$743	$280	$—	$5,366
Expenses:
Direct operating	1,871	599	422	11	10	2,913	1,898	723	410	12	(6)	3,037
Depreciation of revenue earning equipment and lease charges, net	819	196	157	231	—	1,403	815	238	157	224	—	1,434
Selling, general and administrative	197	125	93	16	129	560	193	126	67	16	139	541
Interest expense, net	82	34	29	5	160	310	81	46	25	7	161	320
Other (income) expense, net	(1)	—	(3)	—	—	(4)	(29)	3	(2)	—	4	(24)
Total expenses	2,968	954	698	263	299	5,182	2,958	1,136	657	259	298	5,308
Income (loss) before income taxes	$167	$38	$32	$25	$(299)	(37)	$262	$(13)	$86	$21	$(298)	58
(Provision) benefit for taxes on income (loss)						(10)						(56)
Net income (loss)						$(47)						$2

Supplemental Schedule II
HERTZ GLOBAL HOLDINGS, INC.
RECONCILIATION OF CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
TO ADJUSTED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited

	Three Months Ended June 30, 2015				Three Months Ended June 30, 2014
(In millions, except per share data)	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)
Total revenues	$2,692	$—		$2,692	$2,830	$—		$2,830
Expenses:
Direct operating	1,505	(48)	(a)	1,457	1,594	(59)	(a)	1,535
Depreciation of revenue earning equipment and lease charges, net	696	—	(b)	696	708	(6)	(b)	702
Selling, general and administrative	295	(43)	(c)	252	264	(34)	(c)	230
Interest expense, net	156	(16)	(d)	140	164	(13)	(d)	151
Other (income) expense, net	(10)	4	(e)	(6)	(21)	17	(e)	(4)
Total expenses	2,642	(103)		2,539	2,709	(95)		2,614
Income (loss) before income taxes	50	103		153	121	95		216
(Provision) benefit for taxes on income (loss)	(27)	(38)	(f)	(65)	(49)	(35)	(f)	(84)
Net income (loss)	$23	$65		$88	$72	$60		$132
Weighted average number of diluted shares outstanding	461	461		461	465	465		465
Diluted earnings (loss) per share (g)	$0.05	$0.14		$0.19	$0.15	$0.13		$0.28

	Six Months Ended June 30, 2015				Six Months Ended June 30, 2014
(In millions, except per share data)	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)
Total revenues	$5,145	$—		$5,145	$5,366	$—		$5,366
Expenses:
Direct operating	2,913	(81)	(a)	2,832	3,037	(104)	(a)	2,933
Depreciation of revenue earning equipment and lease charges, net	1,403	—	(b)	1,403	1,434	(8)	(b)	1,426
Selling, general and administrative	560	(81)	(c)	479	541	(72)	(c)	469
Interest expense, net	310	(32)	(d)	278	320	(25)	(d)	295
Other (income) expense, net	(4)	1	(e)	(3)	(24)	28	(e)	4
Total expenses	5,182	(193)		4,989	5,308	(181)		5,127
Income (loss) before income taxes	(37)	193		156	58	181		239
(Provision) benefit for taxes on income (loss)	(10)	(71)	(f)	(81)	(56)	(67)	(f)	(123)
Net income (loss)	$(47)	$122		$75	$2	$114		$116
Weighted average number of diluted shares outstanding	459	459		459	457	457		457
Diluted earnings (loss) per share (g)	$(0.10)	$0.27		$0.16	$—	$0.25		$0.25

a.
Represents the increase in amortization of other intangible assets, depreciation of property and equipment and accretion of certain revalued liabilities relating to purchase accounting. For the three months ended June 30, 2015 and 2014, also includes restructuring and restructuring related charges of $16 million and $27 million, respectively. For the six months ended June 30, 2015 and 2014, also includes restructuring and restructuring related charges of $18 million and $40 million, respectively.

b.
In 2014, represents the increase in depreciation of equipment rental revenue earning equipment based upon its revaluation relating to purchase accounting. There were no adjustments for depreciation of equipment rental revenue earning equipment in 2015.

c.
For the three months ended June 30, 2015 and 2014, primarily comprised of restructuring and restructuring related charges of $30 million and $15 million, respectively, expenses associated with the anticipated HERC spin-off transaction announced in March 2014 of $8 million and $12 million, respectively, consulting costs and legal fees related to the accounting review and investigation, expenses associated with acquisitions, integration charges and relocation expenses associated with the Company's relocation of its headquarters to Estero, Florida. For the six months ended June 30, 2015 and 2014, primarily comprised of restructuring and restructuring related charges of $53 million and $41 million, respectively, expenses associated with the anticipated HERC spin-off transaction announced in March 2014 of $17 million and $12 million, respectively, consulting costs and legal fees related to the accounting review and investigation, expenses associated with acquisitions, integration charges and relocation expenses associated with the Company's relocation of its headquarters to Estero, Florida. The three and six months ended June 30, 2015 also include costs associated with the separation of certain executives.

d.	Represents debt-related charges relating to the amortization of deferred debt financing costs and debt discounts.

e.
In 2014, primarily represents a $19 million litigation settlement received in relation to a class action lawsuit filed against an original equipment manufacturer stemming from recalls of their vehicles in previous years.

f.	Represents a provision for income taxes derived utilizing a normalized income tax rate (37% for 2015 and 2014).

Supplemental Schedule III
HERTZ GLOBAL HOLDINGS, INC.
RECONCILIATION OF INCOME (LOSS) BEFORE INCOME TAXES
TO EBITDA, CORPORATE EBITDA AND ADJUSTED PRE-TAX INCOME (LOSS) BY SEGMENT
Unaudited

	Three Months Ended June 30, 2015						Three Months Ended June 30, 2014
(In millions)	U.S. Car Rental	Int'l Car Rental	Worldwide Equipment Rental	All Other Operations	Corporate	Consolidated HGH	U.S. Car Rental	Int'l Car Rental	Worldwide Equipment Rental	All Other Operations		Corporate	Consolidated HGH
Income (loss) before income taxes	$132	$36	$20	$14	$(152)	$50	$167	$32	$49	$11	$10	$(138)	$121
Depreciation and amortization	447	110	100	117	5	779	447	135	97	116		4	799
Interest, net of interest income	41	18	15	2	80	156	44	25	12	3		80	164
EBITDA	$620	$164	$135	$133	$(67)	$985	$658	$192	$158	$130		$(54)	$1,084
Car rental fleet depreciation and lease charges, net	(398)	(101)	—	(116)	—	(615)	(391)	(124)	—	(114)		—	(629)
Car rental fleet interest	(43)	(16)	—	(3)	—	(62)	(45)	(22)	—	(3)		—	(70)
Car rental fleet debt related charges (a)	8	2	—	1	—	11	1	5	—	1		—	7
Non-cash stock-based employee compensation charges	—	—	—	—	5	5	—	—	—	—		5	5
Restructuring and restructuring related charges (b)	16	5	6	—	20	47	4	14	2	—		11	31
Acquisition related costs and charges	—	—	—	—	1	1	—	—	—	—		2	2
Equipment rental spin-off costs (c)	—	—	7	—	1	8	—	—	6	—		6	12
Impairment charges and write-downs (d)	—	—	—	—	—	—	10	—	—	—		—	10
Integration expenses (e)	—	—	—	—	3	3	—	—	—	—		3	3
Relocation costs (f)	—	—	—	—	1	1	—	—	—	—		3	3
Other extraordinary, unusual or non-recurring items(g)	—	—	(1)	—	(4)	(5)	(16)	3	—	—		1	(12)
Corporate EBITDA	$203	$54	$147	$15	$(40)	$379	$221	$68	$166	$14		$(23)	$446
Non-fleet depreciation and amortization(h)	(49)	(9)	(100)	(1)	(5)	(164)	(56)	(11)	(97)	(2)		(4)	(170)
Non-fleet interest, net of interest income	2	(2)	(15)	1	(80)	(94)	1	(3)	(12)	—		(80)	(94)
Non-fleet debt related charges (a)	—	—	1	—	4	5	1	—	1	—		4	6
Non-cash stock-based employee compensation charges	—	—	—	—	(5)	(5)	—	—	—	—		(5)	(5)
Acquisition accounting (i)	18	2	9	2	1	32	17	3	9	3		1	33
Adjusted pre-tax income (loss)	$174	$45	$42	$17	$(125)	$153	$184	$57	$67	$15		$(107)	$216

Supplemental Schedule III (continued)
HERTZ GLOBAL HOLDINGS, INCRECONCILIATION OF INCOME (LOSS) BEFORE INCOME TAXES
TO EBITDA, CORPORATE EBITDA AND ADJUSTED PRE-TAX INCOME (LOSS) BY SEGMENT
Unaudited

	Six Months Ended June 30, 2015						Six Months Ended June 30, 2014
(In millions)	U.S. Car Rental	Int'l Car Rental	Worldwide Equipment Rental	All Other Operations	Corporate	Consolidated HGH	U.S. Car Rental	Int'l Car Rental	Worldwide Equipment Rental	All Other Operations	Corporate	Consolidated HGH
Income (loss) before income taxes	$167	$38	$32	$25	$(299)	$(37)	$262	$(13)	$86	$21	$(298)	$58
Depreciation and amortization	919	214	195	235	9	1,572	926	259	193	230	6	1,614
Interest, net of interest income	82	34	29	5	160	310	81	46	25	7	161	320
EBITDA	$1,168	$286	$256	$265	$(130)	$1,845	$1,269	$292	$304	$258	$(131)	$1,992
Car rental fleet depreciation and lease charges, net	(819)	(196)	—	(231)	—	(1,246)	(815)	(238)	—	(224)	—	(1,277)
Car rental fleet interest	(86)	(31)	—	(6)	—	(123)	(84)	(42)	—	(7)	—	(133)
Car rental fleet debt-related charges (a)	15	4	—	2	—	21	2	8	—	3	—	13
Non-cash stock-based employee compensation charges	—	—	—	—	10	10	—	—	—	—	13	13
Restructuring and restructuring related charges (b)	18	6	8	—	35	67	16	19	6	—	31	72
Acquisition related costs and charges	—	—	—	—	—	—	—	—	—	—	8	8
Equipment rental spin-off costs (c)	—	—	16	—	1	17	—	—	6	—	6	12
Impairment charges and write-downs (d)	9	—	—	—	—	9	10	—	—	—	—	10
Integration expenses (e)	—	—	—	—	3	3	1	—	—	—	5	6
Relocation costs (f)	—	—	—	—	4	4	—	—	—	—	5	5
Other extraordinary, unusual or non-recurring items (g)	(2)	—	(1)	—	1	(2)	(21)	(3)	1	—	1	(22)
Corporate EBITDA	$303	$69	$279	$30	$(76)	$605	$378	$36	$317	$30	$(62)	$699
Non-fleet depreciation and amortization(h)	(100)	(18)	(195)	(4)	(9)	(326)	(111)	(21)	(193)	(6)	(6)	(337)
Non-fleet interest, net of interest income	4	(3)	(29)	1	(160)	(187)	3	(4)	(25)	—	(161)	(187)
Non-fleet debt-related charges (a)	1	—	3	—	7	11	1	—	3	—	8	12
Non-cash stock-based employee compensation charges	—	—	—	—	(10)	(10)	—	—	—	—	(13)	(13)
Acquisition accounting (i)	36	4	18	4	1	63	35	5	19	5	1	65
Adjusted pre-tax income (loss)	$244	$52	$76	$31	$(247)	$156	$306	$16	$121	$29	$(233)	$239

(a)	Represents non-cash charges relating to the amortization of deferred debt financing costs and debt discounts and premiums.

(b)
Represents expenses incurred under restructuring actions as defined in U.S. GAAP. Also represents incremental costs incurred directly supporting business transformation initiatives, such as transition costs in connection with business process outsourcing arrangements and incremental costs incurred to facilitate business process re-engineering initiatives that involve significant organization redesign and extensive operational process changes and consulting costs and legal fees related to the accounting review and investigation. The three and six months ended June 30, 2015 also include costs associated with the separation of certain executives.

(c)	Represents expense associated with the HERC spin-off.

(d)
For six months ended June 30, 2015, represents impairment of the former Dollar Thrifty headquarters and the impairment of a corporate asset recognized in the first quarter 2015. For the three and six months ended June 30, 2014, represents the write-off of assets associated with a terminated business relationship.

(e)	Primarily represents Dollar Thrifty integration related expenses.

(f)
Represents non-recurring costs incurred in connection with the relocation of the Company's corporate headquarters to Estero, Florida that were not included in restructuring expenses. Such expenses primarily include duplicate facility rent, certain moving expenses, and other costs that are direct and incremental due to the relocation.

(g)
Includes miscellaneous non-recurring or non-cash items. In the three and six months ended June 30, 2014, primarily represents a $19 million litigation settlement received in relation to a class action lawsuit filed against an original equipment manufacturer stemming from recalls of their vehicles in previous years.

(h)	Amounts related to the Worldwide Equipment Rental segment include depreciation of revenue earning equipment.

(i)	Represents the increase in amortization of other intangible assets, depreciation of property and equipment and accretion of revalued liabilities relating to purchase accounting.

(j)

Supplemental Schedule IV
HERTZ GLOBAL HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURE - FLEET GROWTH
Unaudited

	Six Months Ended June 30, 2015					Six Months Ended June 30, 2014
(In millions)	U.S. Car Rental	Int'l Car Rental	Worldwide Equipment Rental	All Other Operations	Consolidated HGH	U.S. Car Rental	Int'l Car Rental	Worldwide Equipment Rental	All Other Operations	Consolidated HGH
Revenue earning equipment expenditures	$(5,190)	$(1,732)	$(352)	$(717)	$(7,991)	$(3,260)	$(1,673)	$(296)	$(767)	$(5,996)
Proceeds from disposal of revenue earning equipment	3,279	1,111	93	426	4,909	2,114	1,059	89	455	3,717
Net revenue earning equipment capital expenditures	(1,911)	(621)	(259)	(291)	(3,082)	(1,146)	(614)	(207)	(312)	(2,279)
Depreciation of revenue earning equipment, net	819	159	158	231	1,367	813	199	157	224	1,393
Financing activity related to car rental fleet:
Borrowings	4,146	831	—	602	5,579	619	720	—	420	1,759
Payments	(2,986)	(444)	—	(562)	(3,992)	(731)	(491)	—	(350)	(1,572)
Restricted cash changes	150	12	—	(25)	137	124	(23)	—	6	107
Net financing activity related to car rental fleet	1,310	399	—	15	1,724	12	206	—	76	294
Fleet growth	$218	$(63)	$(101)	$(45)	$9	$(321)	$(209)	$(50)	$(12)	$(592)

Supplemental Schedule V
HERTZ GLOBAL HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURE - FREE CASH FLOW
Unaudited

	Six Months Ended June 30,
(In millions)	2015	2014
Income (loss) before income taxes	$(37)	$58
Depreciation and amortization, non-fleet, net	169	180
Amortization of debt discount and related charges	29	25
Cash paid for income taxes	(19)	(33)
Changes in assets and liabilities, net of effects of acquisitions, and other	(58)	(221)
Net cash provided by operating activities excluding depreciation of revenue earning equipment	84	9
U.S. car rental fleet growth	218	(321)
International car rental fleet growth	(63)	(209)
Equipment rental fleet growth	(101)	(50)
All other operations rental fleet growth	(45)	(12)
Property and equipment expenditures, net of disposals	(123)	(106)
Net investment activity	(114)	(698)
Free cash flow	$(30)	$(689)

Supplemental Schedule VI
HERTZ GLOBAL HOLDINGS, INC.
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES - DEBT, REVENUE,
DEPRECIATION AND KEY METRICS
Unaudited

NET CORPORATE DEBT, NET FLEET DEBT AND TOTAL NET DEBT

	As of June 30, 2015			As of December 31, 2014
(In millions)	Fleet	Corporate	Total	Fleet	Corporate	Total
Debt	$11,064	$6,618	$17,682	$9,562	$6,431	$15,993
Less:
Cash and cash equivalents	—	537	537	—	490	490
Restricted cash	378	43	421	515	56	571
Net debt	$10,686	$6,038	$16,724	$9,047	$5,885	$14,932

Supplemental Schedule VI (continued)
HERTZ GLOBAL HOLDINGS, INC.
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES - DEBT, REVENUE,
DEPRECIATION AND KEY METRICS
Unaudited

TOTAL RPD, FLEET EFFICIENCY AND NET DEPRECIATION PER UNIT PER MONTH

U.S. Car Rental Segment

	Three Months Ended June 30,		Six Months Ended June 30,
($In millions, except as noted)	2015	2014	2015	2014
Total RPD
Revenues	$1,615	$1,663	$3,135	$3,220
Ancillary retail car sales revenue	$(13)	$(7)	$(25)	$(14)
Total rental revenue	$1,602	$1,656	$3,110	$3,206
Transaction days (in thousands)	34,977	35,850	67,014	68,210
Total RPD (in whole dollars)	$45.80	$46.19	$46.41	$47.00

Fleet Efficiency
Transaction days (in thousands)	34,977	35,850	67,014	68,210
Average Fleet	511,700	502,500	500,500	497,000
Advantage sublease vehicles	—	(4,400)	—	(7,500)
Hertz 24/7 vehicles	—	(1,000)	—	(1,000)
Average Fleet used to calculate fleet efficiency	511,700	497,100	500,500	488,500
Number of days in period	91	91	181	181
Average fleet multiplied by number of days in period (in thousands)	46,565	45,236	90,591	88,419
Fleet efficiency (a)	75%	79%	74%	77%

Net Depreciation Per Unit Per Month
Depreciation of revenue earning equipment and lease charges, net	$398	$391	$819	$815
Average fleet	511,700	502,500	500,500	497,000
Depreciation of revenue earning equipment and lease charges, net divided by average fleet (whole dollars)	$778	$778	$1,636	$1,640
Number of months in period	3	3	6	6
Net depreciation per unit per month (whole dollars)	$259	$259	$273	$273
(a)Calculated as transaction days divided by average fleet multiplied by number of days in period.

Supplemental Schedule VI (continued)
HERTZ GLOBAL HOLDINGS, INC.
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES - DEBT, REVENUE,
DEPRECIATION AND KEY METRICS
Unaudited

TOTAL RPD, FLEET EFFICIENCY AND NET DEPRECIATION PER UNIT PER MONTH (continued)

International Car Rental

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except as noted)	2015	2014	2015	2014
Total RPD
Revenues	$556	$641	$992	$1,123
Foreign currency adjustment (a)	40	(67)	63	(112)
Total rental revenue	$596	$574	$1,055	$1,011
Transaction days (in thousands)	12,523	12,096	22,298	21,491
Total RPD (in whole dollars)	$47.59	$47.45	$47.31	$47.04

Fleet Efficiency
Transaction days (in thousands)	12,523	12,096	22,298	21,491
Average Fleet	173,700	172,300	158,800	157,000
Number of days in period	91	91	181	181
Average fleet multiplied by number of days in period	15,807	15,679	28,743	28,417
Fleet efficiency (b)	79%	77%	78%	76%

Net Depreciation Per Unit Per Month
Depreciation of revenue earning equipment and lease charges, net (in millions)	$101	$124	$196	$238
Foreign currency adjustment (in millions) (a)	7	(13)	12	(24)
Adjusted depreciation of revenue earning equipment and lease charges, net (in millions)	$108	$111	$208	$214
Average fleet	173,700	172,300	158,800	157,000
Adjusted depreciation of revenue earning equipment and lease charges, net divided by average fleet	$622	$644	$1,310	$1,363
Number of months in period	$3	$3	$6	$6
Net depreciation per unit per month (whole dollars)	$207	$215	$218	$227
(a)Based on December 31, 2014 foreign exchange rates.
(b)Calculated as transaction days divided by average fleet multiplied by number of days in period.

WORLDWIDE EQUIPMENT RENTAL AND RENTAL RELATED REVENUE

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2015	2014	2015	2014
Worldwide equipment rental segment revenues	$375	$384	$730	$743
Worldwide equipment sales and other revenue	(28)	(29)	(51)	(55)
Rental and rental related revenue at actual rates	347	355	679	688
Foreign currency adjustment (a)	5	(7)	10	(13)
Rental and rental related revenue	$352	$348	$689	$675
(a)Based on December 31, 2014 foreign exchange rates.

NON-GAAP MEASURES AND KEY METRICS - DEFINITIONS AND USE

Hertz Global is the top-level holding company and The Hertz Corporation is Hertz Global's primary operating company (together, the Company). The term “GAAP” refers to accounting principles generally accepted in the United States of America.

Definitions of non-GAAP measures are set forth below. Also set forth below is a summary of the reasons why management of the Company believes that the presentation of the non-GAAP financial measures included in the Press Release provide useful information regarding the Company's financial condition and results of operations and additional purposes, if any, for which management of the Company utilizes the non-GAAP measures.

Adjusted Pre-Tax Income (Loss) and Adjusted Pre-tax Margin

Adjusted pre-tax income is calculated as income before income taxes plus certain non-cash acquisition accounting charges, debt-related charges relating to the amortization and write-off of debt financing costs and debt discounts and certain one-time charges and non-operational items. Adjusted pre-tax income is important to management because it allows management to assess operational performance of our business, exclusive of the items mentioned above. It also allows management to assess the performance of the entire business on the same basis as the segment measure of profitability. Management believes that it is important to investors for the same reasons it is important to management and because it allows them to assess the operational performance of the Company on the same basis that management uses internally. Adjusted pre-tax margin is adjusted pre-tax income divided by total revenues.

Adjusted Net Income

Adjusted net income is calculated as adjusted pre-tax income less a provision for income taxes derived utilizing a normalized income tax rate of 37%. The normalized income tax rate is management's estimate of our long-term tax rate. Adjusted net income is important to management and investors because it represents our operational performance exclusive of the effects of purchase accounting, debt-related charges, one-time charges and items that are not operational in nature or comparable to those of our competitors.

Adjusted Diluted Earnings Per Share

Adjusted diluted earnings per share is calculated as adjusted net income divided by the weighted average diluted shares outstanding for the period, Adjusted diluted earnings per share is important to management and investors because it represents a measure of our operational performance exclusive of the effects of purchase accounting adjustments, debt-related charges, one-time charges and items that are not operational in nature or comparable to those of our competitors.

Average Fleet

Average Fleet is determined using a simple average of the number of vehicles at the beginning and end of a given period.

Corporate Restricted Cash (used in the calculation of Net Corporate Debt)

Total restricted cash includes cash and cash equivalents that are not readily available for our normal disbursements. Total restricted cash and equivalents are restricted for the purchase of revenue earning vehicles and other specified uses under our Fleet Debt facilities, our like-kind exchange programs and to satisfy certain of our self-insurance regulatory reserve requirements. Corporate restricted cash is calculated as total restricted cash less restricted cash associated with fleet debt.

Dollar Utilization

Dollar utilization means revenue derived from the rental of equipment divided by the original cost of the equipment including additional capitalized refurbishment costs (with the basis of refurbished assets at the refurbishment date).

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Corporate EBITDA and Corporate EBITDA Margin

EBITDA is defined as net income before net interest expense, income taxes and depreciation (which includes revenue earning equipment lease charges) and amortization. Corporate EBITDA, as presented herein, represents EBITDA as adjusted for car rental fleet interest, car rental fleet depreciation and certain other items, as described in more detail in the accompanying schedules.

Management uses EBITDA and Corporate EBITDA as operating performance and liquidity metrics for internal monitoring and planning purposes, including the preparation of our annual operating budget and monthly operating reviews, as well as to facilitate analysis of investment decisions, profitability and performance trends. Further, EBITDA enables management and investors to isolate the effects on profitability of operating metrics such as revenue, operating expenses and selling, general and administrative expenses, which enables management and investors to evaluate our business segments that are financed differently and have different depreciation characteristics and compare our performance against companies with different capital structures and depreciation policies. We also present Corporate EBITDA as a supplemental measure because such information is utilized in the calculation of financial covenants under the Company's senior credit facilities and in the determination of certain executive compensation.

Corporate EBITDA Margin is calculated as the ratio of Corporate EBITDA to total revenues and is used by the Compensation Committee to determine certain executive compensation, primarily in the form of PSUs.

EBITDA, Corporate EBITDA and Corporate EBITDA Margin are not recognized measurements under U.S. GAAP. When evaluating our operating performance or liquidity, investors should not consider EBITDA and Corporate EBITDA in isolation of, or as a substitute for, measures of our financial performance and liquidity as determined in accordance with GAAP, such as net income, operating income or net cash provided by operating activities.

Equipment Rental and Rental Related Revenue

Equipment rental and rental related revenue consists of all revenue, net of discounts, associated with the rental of equipment including charges for delivery, loss damage waivers and fueling, but excluding revenue arising from the sale of equipment, parts and supplies and certain other ancillary revenue. Rental and rental related revenue is adjusted in all periods to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends. This statistic is important to our management and to investors as it reflects time and mileage and ancillary charges for equipment on rent and is comparable with the reporting of other industry participants.

Fleet Efficiency

Fleet efficiency is calculated by dividing total transaction days by the average fleet multiplied by the number of days in a period. Average fleet used to calculate fleet efficiency in our U.S. Car Rental segment excludes Advantage sublease and Hertz 24/7 vehicles as these vehicles do not have associated transaction days.

Fleet Growth

U.S. and International car rental fleet growth is defined as car rental fleet capital expenditures, net of proceeds from disposals, plus car rental fleet depreciation and net car rental fleet financing which includes borrowings, repayments and the change in fleet restricted cash. Worldwide equipment rental fleet growth is defined as worldwide equipment rental fleet expenditures, net of proceeds from disposals, plus depreciation.

Free Cash Flow

Free cash flow is calculated as net cash provided by operating activities, excluding depreciation of revenue earning equipment, net of car rental and equipment rental fleet growth and property and equipment net expenditures.  Free cash flow is important to management and investors as it represents the cash available for acquisitions and the reduction of corporate debt.

Net Corporate Debt

Net corporate debt is calculated as total debt excluding fleet debt less cash and equivalents and corporate restricted cash. Corporate debt consists of our Senior Term Facility; Senior ABL Facility; Senior Notes; Promissory Notes; Convertible Senior Notes; and certain other indebtedness of our domestic and foreign subsidiaries.

Net Corporate Debt is important to management and investors as it helps measure our leverage. Net Corporate Debt also assists in the evaluation of our ability to service our non-fleet-related debt without reference to the expense associated with the fleet debt, which is collateralized by assets not available to lenders under the non-fleet debt facilities.

Net Depreciation Per Unit Per Month

Net depreciation per unit per month is calculated by dividing depreciation of revenue earning equipment and lease charges, net by the average fleet in each period and then dividing by the number of months in the period reported with all periods adjusted to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is useful in analyzing underlying trends. Average fleet used to calculate net depreciation per unit per month in our U.S. Car Rental segment includes Advantage sublease and Hertz 24/7 vehicles as these vehicles have associated lease charges.

Restricted Cash Associated with Fleet Debt (used in the calculation of Net Fleet Debt and Corporate Restricted Cash)

Restricted cash associated with fleet debt is restricted for the purchase of revenue earning, vehicles and other specified uses under our Fleet Debt facilities and our car rental like-kind exchange program.

Same Store Revenue Growth/Decline

Same store revenue growth is calculated as the year-over-year change in revenue for locations that are open at the end of the period reported and have been operating under our direction for more than twelve months. The same-store revenue amounts are adjusted in all periods to eliminate the effect of fluctuations in foreign currency.

Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends.

Time Utilization

Time utilization means the percentage of time an equipment unit is on-rent during a given period.

Total Net Debt

Total net debt is calculated as total debt less total cash and cash equivalents and total restricted cash. This measure is important to management, investors and ratings agencies as it helps measure our gross leverage.

Total RPD

Total RPD is calculated as total revenue less revenue from fleet subleases and ancillary revenue associated with retail car sales, divided by the total number of transaction days, with all periods adjusted to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends. This statistic is important to our management and investors as it represents the best measurement of the changes in underlying pricing in the car rental business and encompasses the elements in car rental pricing that management has the ability to control.

Transaction Days

Transaction days represent the total number of 24-hour periods, with any partial period counted as one transaction day, that vehicles were on rent (the period between when a rental contract is opened and closed) in a given period. Thus, it is possible for a vehicle to attain more than one transaction day in a 24-hour period.